Eaton Third Quarter Operating Earnings Up 48 Percent Over 2012
Third Quarter Operating Earnings Per Share of $1.12, Up 5 Percent
Record Quarterly Cash Flow of $704 Million
Core Sales Growth In Quarter of 3 Percent, Bookings Strengthening
DUBLIN, Ireland … Power management company Eaton Corporation plc (NYSE:ETN) today announced record sales and operating earnings, driven by the acquisition of Cooper Industries. Operating earnings for the third quarter of 2013, excluding charges of $38 million to integrate recent acquisitions, were $536 million, up 48 percent over the third quarter of 2012. Operating earnings per share for the third quarter of 2013 were $1.12, an increase of 5 percent over the third quarter of 2012. This result reflects the shares issued as part of the acquisition of Cooper Industries and the purchase price accounting charges resulting from the transaction. Sales in the third quarter were $5.6 billion, 42 percent above the third quarter of 2012.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our third quarter results were slightly ahead of our second quarter results. We saw little revenue growth from the second quarter while operating earnings per share were higher at $1.12. We had expected that third quarter sales would be approximately $75 million higher than second quarter sales, reflecting the normal seasonal increase from the second to third quarter. Our actual revenue increase from the second to the third quarter was only $5 million, as a result of continued sluggish economic growth around the world. Our third quarter bookings, however, strengthened in our Electrical, Hydraulics, and Aerospace businesses, suggesting that growth is likely to accelerate as we go into 2014.
“Sales in the third quarter grew 42 percent over the third quarter of 2012,” said Cutler. “Growth was comprised of 40 percent from acquisitions and 3 percent from core growth, partially offset by a 1 percent decline from currency.
“Our segment margin in the third quarter of 15.6 percent equaled our second quarter record segment margin, reflecting Cooper integration savings and our continued focus on productivity improvements,” said Cutler. “Our electrical segments posted particularly strong margins, with the Electrical Products segment achieving an operating margin of 17.1 percent and the Electrical Systems and Services segment achieving an operating margin of 14.7 percent.
“Our operating cash flow in the third quarter was a quarterly record $704 million,” said Cutler. “Over the last 12 months, operating cash flow has totaled $2.1 billion. We expect operating cash flow in the fourth quarter to be even stronger than in the third quarter, reflecting the typical seasonal decline in working capital as we go through year end. We repurchased $31 million of debt during the third quarter and plan to repurchase additional debt as opportunities arise.
“Due to the recent softness in the NAFTA Class 8 truck market and continued weakness in the global hydraulics markets, we now believe our overall markets in 2013 are likely to be flat,” said Cutler. “This compares to our expectations at the end of the second quarter that our markets would grow 1 percent. For the fourth quarter, we anticipate our sales are likely to be slightly lower than the third quarter, reflecting normal seasonality. We expect operating earnings per share in the fourth quarter, after excluding an estimated $40 million to integrate our recent acquisitions, to be between $1.00 and $1.10. Based on this fourth quarter guidance, for all of 2013 we are narrowing our range for operating earnings per share from between $4.05 and $4.25 to between $4.05 and $4.15.”
Business Segment Results
Third quarter sales for the Electrical Products segment were $1.8 billion, up 98 percent over 2012, reflecting the impact of the Cooper Industries acquisition. Operating profits in the third quarter were $301 million. Excluding acquisition integration charges of $9 million during the quarter, operating profits were $310 million, up 79 percent over results in 2012.
“Our bookings in the Electrical Products segment increased 7 percent from the combined bookings of Eaton and legacy Cooper in the third quarter a year ago,” said Cutler. “We now believe that our Electrical Products markets in 2013 will grow by 1 percent, 1/2 percent lower than our expectation at the end of the second quarter.
“We are pleased with the 17.1 percent operating margin in Electrical Products,” said Cutler. “This margin represents a significant step up from the strong margins of 16.2 percent we recorded in the second quarter.”

Sales for the Electrical Systems and Services segment were $1.6 billion, an increase of 80 percent over the third quarter of 2012, reflecting the impact of the Cooper Industries acquisition. The segment reported operating profits of $231 million. Excluding acquisition integration costs of $10 million during the quarter, operating profits were $241 million, up 115 percent over results in 2012.
“Combined bookings in the quarter increased 3 percent over the third quarter of 2012,” said Cutler. “For all of 2013, we now believe that the markets in our Electrical Systems and Services segment will grow by 1 1/2 percent, up 1/2 percent from our expectation at the end of the second quarter.”
Hydraulics segment sales were $739 million, down 3 percent from the third quarter of 2012. Operating profits in the third quarter were $89 million. Excluding acquisition integration charges of $8 million during the quarter, operating profits were $97 million, down 1 percent from the third quarter of 2012.
“Global hydraulics markets in the third quarter remained sluggish, particularly in the construction equipment industries in the U.S. and China,” said Cutler. “Our bookings in the third quarter increased 8 percent over the third quarter of 2012, the first time quarterly bookings have increased since the fourth quarter of 2011. For all of 2013, we believe global hydraulics markets will decline 6 percent, 1 percent lower than our expectation at the end of the second quarter.”
Aerospace segment sales were $448 million, up 7 percent over the third quarter of 2012. Operating profits in the third quarter were $64 million, up 31 percent over the third quarter of 2012.
“Our Aerospace segment margins were 14.3 percent, the same as the first quarter and just slightly under second quarter margins,” said Cutler. “Aerospace bookings in the third quarter increased 6 percent over 2012. We continue to believe that our aerospace markets will grow by 3 percent in 2013.”
The Vehicle segment posted sales of $964 million in the third quarter, up 3 percent over the third quarter of 2012. The segment reported operating profits of $161 million, up 12 percent over the third quarter of 2012.
“The strongest markets in our Vehicle segment were the Latin American markets, as well as light vehicle markets in the U.S. and Asia,” said Cutler.
Eaton is a power management company providing energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power. A global technology leader, Eaton acquired Cooper Industries plc in November 2012. The 2012 revenue of the combined companies was $21.8 billion on a pro forma basis. Eaton has approximately 102,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.
Notice of conference call: Eaton’s conference call to discuss its third quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on third quarter results, which will be covered during the call.
This news release contains forward-looking statements concerning fourth quarter and full year 2013 operating earnings per share, operating cash flow, sales, and the performance of our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
Financial Results
The company’s comparative financial results for the three months ended September 30, 2013 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30		Nine months ended September 30

(In millions except for per share data)	2013	2012	2013	2012
Net sales	$5,607	$3,950	$16,519	$11,978

Cost of products sold	3,883	2,747	11,488	8,316
Selling and administrative expense	967	687	2,885	2,079
Research and development expense	166	102	479	313
Interest expense - net	63	42	209	100
Other expense (income) - net	7	(4)	3	7
Income before income taxes	521	376	1,455	1,163
Income tax expense	7	29	64	123
Net income	514	347	1,391	1,040
Less net income for noncontrolling interests	(4)	(2)	(9)	(2)
Net income attributable to Eaton ordinary shareholders	$510	$345	$1,382	$1,038

Net income per ordinary share
Diluted	$1.07	$1.02	$2.90	$3.05
Basic	1.08	1.02	2.92	3.08

Weighted-average number of ordinary shares outstanding
Diluted	477.2	339.8	476.2	339.7
Basic	474.0	337.6	473.1	336.7

Cash dividends declared per ordinary share	$0.42	$0.76	$1.26	$1.52

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$510	$345	$1,382	$1,038
Excluding acquisition integration charges and transaction costs (after-tax)	26	18	73	30
Operating earnings	$536	$363	$1,455	$1,068

Net income per ordinary share - diluted	$1.07	$1.02	$2.90	$3.05
Excluding per share impact of acquisition integration charges and transaction costs (after-tax)	0.05	0.05	0.15	0.09
Operating earnings per ordinary share	$1.12	$1.07	$3.05	$3.14
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended September 30		Nine months ended September 30

(In millions)	2013	2012	2013	2012
Net sales
Electrical Products	$1,817	$919	$5,235	$2,708
Electrical Systems and Services	1,639	910	4,784	2,675
Hydraulics	739	763	2,267	2,267
Aerospace	448	419	1,328	1,285
Vehicle	964	939	2,905	3,043
Total net sales	$5,607	$3,950	$16,519	$11,978

Segment operating profit
Electrical Products	$301	$172	$814	$462
Electrical Systems and Services	231	111	668	278
Hydraulics	89	93	271	325
Aerospace	64	49	193	168
Vehicle	161	144	465	472
Total segment operating profit	846	569	2,411	1,705

Corporate
Amortization of intangible assets	(110)	(45)	(325)	(129)
Interest expense - net	(63)	(42)	(209)	(100)
Pension and other postretirement benefits expense	(55)	(41)	(136)	(121)
Inventory step-up adjustment	—	(1)	(34)	(4)
Other corporate expense - net	(97)	(64)	(252)	(188)
Income before income taxes	521	376	1,455	1,163
Income tax expense	7	29	64	123
Net income	514	347	1,391	1,040
Less net income for noncontrolling interests	(4)	(2)	(9)	(2)
Net income attributable to Eaton ordinary shareholders	$510	$345	$1,382	$1,038
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
(In millions)
Assets
Current assets
Cash	$642	$577
Short-term investments	698	527
Accounts receivable - net	3,950	3,510
Inventory	2,403	2,339
Deferred income taxes	404	393
Prepaid expenses and other current assets	669	429
Total current assets	8,766	7,775

Property, plant and equipment - net	3,757	3,823

Other noncurrent assets
Goodwill	14,276	14,211
Other intangible assets	7,231	7,468
Deferred income taxes	328	369
Other assets	954	1,704
Total assets	$35,312	$35,350

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$88	$757
Current portion of long-term debt	576	314
Accounts payable	1,976	1,879
Accrued compensation	430	463
Other current liabilities	1,984	2,008
Total current liabilities	5,054	5,421

Noncurrent liabilities
Long-term debt	9,029	9,762
Pension liabilities	1,801	2,004
Other postretirement benefits liabilities	733	740
Deferred income taxes	1,513	1,456
Other noncurrent liabilities	1,065	812
Total noncurrent liabilities	14,141	14,774

Shareholders’ equity
Eaton shareholders’ equity	16,071	15,113
Noncontrolling interests	46	42
Total equity	16,117	15,155
Total liabilities and equity	$35,312	$35,350
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE THIRD QUARTER 2013 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges and transaction costs for each business segment as well as corporate expense, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. ACQUISITIONS OF BUSINESSES
In 2012, Eaton acquired businesses in separate transactions. The Consolidated Statements of Income include the results of these businesses from the dates of the transactions. These transactions and the related annual sales prior to acquisition are summarized below:

Acquired businesses	Date of transaction	Business segment	Annual sales

Cooper Industries plc (Cooper)	November 30, 2012	Electrical Products; Electrical Systems and Services	$5,409 for 2011
A diversified global manufacturer of electrical products and systems, with brands including Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products.

Rolec Comercial e Industrial S.A.	September 28, 2012	Electrical Systems and Services	$85 for the 12 months ended September 30, 2012
A Chilean manufacturer of integrated power assemblies and low- and medium-voltage switchgear, and a provider of engineering services serving mining and other heavy industrial applications in Chile and Peru.

Jeil Hydraulics Co., Ltd.	July 6, 2012	Hydraulics	$189 for 2011
A Korean manufacturer of track drive motors, swing drive motors, main control valves and remote control valves for the construction equipment market.

Polimer Kaucuk Sanayi ve Pazarlama A.S.	June 1, 2012	Hydraulics	$335 for 2011
A Turkish manufacturer of hydraulic and industrial hose for construction, mining, agriculture, oil and gas, manufacturing, food and beverage, and chemicals markets. This business sells its products under the SEL brand name.

Gycom Electrical Low-Voltage Power Distribution, Control and Automation	June 1, 2012	Electrical Systems and Services	$24 for 2011
A Swedish electrical low-voltage power distribution, control and automation components business.

Note 2. ACQUISITION INTEGRATION CHARGES AND TRANSACTION COSTS
Eaton incurs integration charges and transaction costs related to acquired businesses. A summary of these charges follows:

	Acquisition integration charges and transaction costs		Operating profit as reported		Operating profit excluding acquisition integration charges
	Three months ended September 30
	2013	2012	2013	2012	2013	2012
Acquisition integration charges
Electrical Products	$9	$1	$301	$172	$310	$173
Electrical Systems and Services	10	1	231	111	241	112
Hydraulics	8	5	89	93	97	98
Aerospace	—	—	64	49	64	49
Vehicle	—	—	161	144	161	144
Total business segments	27	7	$846	$569	$873	$576
Corporate	9	1
Total acquisition integration charges	$36	$8

Transaction costs
Corporate	$2	$19
Total transaction costs	$2	$19

Total acquisition integration charges and transaction costs before income taxes	$38	$27
Total after income taxes	$26	$18
Per ordinary share - diluted	$0.05	$0.05

	Nine months ended September 30
	2013	2012	2013	2012	2013	2012
Acquisition integration charges
Electrical Products	$24	$1	$814	$462	$838	$463
Electrical Systems and Services	26	8	668	278	694	286
Hydraulics	28	9	271	325	299	334
Aerospace	—	—	193	168	193	168
Vehicle	—	—	465	472	465	472
Total business segments	78	18	$2,411	$1,705	$2,489	$1,723
Corporate	21	2
Total acquisition integration charges	$99	$20

Transaction costs
Corporate	$9	$26
Total transaction costs	$9	$26

Total acquisition integration charges and transaction costs before income taxes	$108	$46
Total after income taxes	$73	$30
Per ordinary share - diluted	$0.15	$0.09

Business segment integration charges in 2013 were related primarily to the integrations of Cooper and Polimer Kaucuk Sanayi ve Pazarlama. Business segment integration charges in 2012 were related primarily to the integrations of Internormen Technology Group, Jeil Hydraulics, Polimer Kaucuk Sanayi ve Pazarlama and E. Begerow GmbH & Co. KG. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information the charges reduced Operating profit of the related business segment.
Corporate integration charges in 2013 and 2012 were related primarily to the acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information the charges were included in Other corporate expense - net.
Acquisition-related transaction costs, such as investment banking, legal, and other professional fees are not included as a component of consideration transferred in an acquisition but are expensed as incurred. Acquisition-related transaction costs in 2013 and 2012 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense, Interest expense - net and Other corporate expense - net. In Business Segment Information the charges were included in Interest expense - net and Other corporate expense - net.
See Note 1 for additional information about Cooper and other business acquisitions.

Note 3. RETIREMENT BENEFITS PLANS
The components of retirement benefits expense follow:

	Three months ended September 30
	Pension benefit expense		Other postretirement benefits expense
	2013	2012	2013	2012
Service cost	$48	$41	$5	$5
Interest cost	57	51	10	10
Expected return on plan assets	(77)	(64)	(2)	(2)
Amortization	40	33	3	3
	68	61	16	16
Settlement loss	23	8	—	—
Total expense	$91	$69	$16	$16

	Nine months ended September 30
	Pension benefit expense		Other postretirement benefits expense
	2013	2012	2013	2012
Service cost	$142	$123	$15	$13
Interest cost	170	156	27	29
Expected return on plan assets	(232)	(192)	(5)	(5)
Amortization	120	99	10	10
	200	186	47	47
Settlement loss	39	19	—	—
Total expense	$239	$205	$47	$47

Note 4. INCOME TAXES
The effective income tax rate for the third quarter of 2013 was 1.4% compared to 7.7% for the third quarter of 2012 and 4.4% for the first nine months of 2013 compared to 10.6% for the first nine months of 2012. The lower effective tax rate in the third quarter of 2013 was primarily attributable to tax effects associated with the acquisition of Cooper. The lower effective tax rate in the first nine months of 2013 was attributable to the item noted above, the recording of the entire 2012 U.S. research and experimentation credit in the first quarter of 2013, the reinstatement in 2013 of the U.S. research and experimentation credit and enhanced utilization of foreign tax credits in the U.S.

CONTACT:
Eaton Corporation plc
Scott Schroeder, +1 (440) 523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, +1 (440) 523-5127 (Investor Relations)